Exhibit 23.1

Consent of Independent Auditors

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-248764) pertaining to the Whole Earth Brands, Inc. 2020 Long-Term Incentive Plan and to the inclusion in the Registration Statement on Form S-1 (333-240089) of Whole Earth Brands, Inc. of our report dated October 30, 2020, except for Note 8, as to which the date is November 10, 2020, relating to the combined financial statements of Swerve, L.L.C. and Swerve IP, L.L.C. as of December 31, 2019 and 2018 and for the years then ended, which report appears in the Form 8-K/A dated January 13, 2021 of Whole Earth Brands, Inc.

/s/ POSTLETHWAITE & NETTERVILLE, APAC

Metairie, Louisiana

January 13, 2021